Exhibit 3.4 CERTIFICATE OF AMENDMENT


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION


                              YIPPYYAHOO.COM, INC.
                               Name of Corporation

                  I, the undersigned, Romie J. Krickbaum, do hereby certify:
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                           That the Board of Directors of  YIPPYYAHOO.COM,  INC.
                           (the  "Company),  at a meeting duly convened and held
                           on  the  17th  day  of  February   2000,   adopted  a
                           resolution to amend the original articles as follows:

     Article IV is hereby amended to read as follows:

The aggregate number of shares which the Copmany has the authority to issue is 100,000,000 shares of common stock with the par value of $0.001 per share, and 50,000,000 shares of preferred stock with the par value of $0.001 per share.

The change in par value does not affect stated capital.

The number of shares of the Company's common stock outstanding and entitled to vote on an amendment to the Articles of Incorporation was 7,500: that the said change and amendment was unanimously adopted on the 17th day of February 2000 by the Company's shareholders.


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                                      Romie J. Krickbaum, President and Director